                                                                   EXHIBIT 10.12
                                                                   John P. Pogge
                                                                     President &
                                                         Chief Operating Officer


March 13, 1998



Mr. George F. Haddix
7411 Madison Street
Ralston,  NE 68127

          Re:  Separation Agreement and Releases

Dear Mr. Haddix:

          This is to confirm our understanding about the termination of your employment with CSG Systems, Inc. (the "Company"). This letter (hereafter referred to as this "Agreement") outlines the benefits you will receive, and the legal rights you will waive, upon execution of this Agreement, and will constitute a binding contract when executed. You are encouraged to consult an attorney, and to review this Agreement carefully.

          1.   DEPARTURE FROM EMPLOYMENT; FINAL PAY AND BENEFITS.  Effective on
               -------------------------------------------------
December 31, 1997, you will cease performing your responsibilities for the Company as President and Chief Technology Officer and will relinquish all titles and authorities you may have with respect to the Company. You will no longer be authorized to incur any expenses, obligations or liabilities on behalf of the Company, and will return all Company property within your possession, including customer lists, information, forms, formulas, plans, documents and other written and computer materials, and copies of the same, belonging to the Company or any of its customers. You will receive on December 26, 1997, a payroll check for your salary through your last day of work, plus payment for your accrued but unused vacation hours, if not already received.

The Company will withhold from these amounts the standard state and federal income taxes and payroll taxes, and all other deductions authorized by law or by you. You will also receive separate notices describing your right to continue insurance coverage under COBRA, as applicable.

          2.   SEPARATION BENEFITS.  In consideration for the promises, waivers
               -------------------
and releases made by you in this Agreement (each of which constitutes essential consideration for the benefits you receive), you will receive separation benefits as described below. By signing this Agreement, you agree that (i) these benefits are in addition to the pay and benefits to which you would otherwise be entitled, which are described in paragraph 1 above, and (ii) you are not entitled to receive, and the

CSG SYSTEMS, INC.


Mr. George F. Haddix
March 13, 1998
Page 2


Company is not obligated to pay you, any salary, bonus, commission or other compensation or benefits except as expressly described in this Agreement. All payments to you will be subject to standard withholding for state and federal income taxes and payroll taxes, and other deductions authorized by law or by you. The separation benefits you will receive are as follows:

          a)   Cash Bonus.  You will receive the gross sum of $150,000.00
               ----------
               which sum represents your 1997 salary bonus.

          b)   Vesting of Options.  9,800 Incentive Stock Options, which
               ------------------
               were granted to you on February 22, 1996, will fully vest as of December 30, 1997.

          3.   YOUR RELEASE OF THE COMPANY.  In consideration for the benefits
               ---------------------------
to you under this Agreement, you hereby fully and forever release and discharge CSG Systems, Inc., any parent, subsidiary, affiliate or related corporations, and all of their respective officers, directors, shareholders, employees, agents, predecessors, successors and assigns (collectively, "Releasees") from and against any and all claims, causes of action, liabilities or demands of any kind whatsoever, whether presently known or unknown, asserted or unasserted, that you may now have or in the future have against Releasees which arose on or before the date that you sign this Agreement, and which arise out of or relate to your employment with, or separation from employment with, the Company. These claims include, but are not limited to, all claims of discrimination on the basis of race, color, religion, sex, age, national origin, disability, or any other improper factor; breach of contract; impairment of economic opportunity; interference with contractual or employment relations; infliction of emotional distress; fraud; misrepresentation; defamation; or invasion of privacy, and specifically including but not limited to claims under the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, 42 U.S.C. (S)(S) 1981, Title VII of the Civil Rights Act of 1964, and any other federal or state constitution, statute, ordinance or regulation, or common law. This release includes all claims for compensatory, punitive and liquidated damages, attorney fees and costs, is intended to fully and forever eliminate all employment-related claims you may have against Releasees or any of them, and shall be broadly interpreted to achieve that goal. This release is not intended to waive any rights or claims of yours that may arise after the date you sign this Agreement, or that arise under this Agreement itself.

          4.   CONFIDENTIAL INFORMATION.  During your employment with the
               ------------------------
Company you had access to the Company's confidential and proprietary information and trade secrets, as well as those of the Company's parent, affiliates, subsidiaries and related corporations (collectively hereafter "the Company"). This includes information and data concerning research, development, strategic planning, trade secrets, customer accounts, customer lists and preferences (including preferred/best customer lists), marketing activities and procedures, pricing policies and practices, salaries,


CONFIDENTIAL AND PROPRIETARY INFORMATION - FOR USE BY AUTHORIZED EMPLOYEES FOR THE PARTIES HERETO ONLY AND IS NOT FOR GENERAL DISTRIBUTION WITHIN OR OUTSIDE
                          THEIR RESPECTIVE COMPANIES

CSG SYSTEMS, INC.

Mr. George F. Haddix
March 13, 1998
Page 3


accounting practices and procedures, financial data, arrangements and practices, pro formas, sales methods, personnel files, data processing and other record keeping systems, software, and other information relating to the operations of the Company. As further and essential consideration for the benefits to you under this Agreement, you agree that you will not disclose or impart to any other person, directly or indirectly, any of this information, nor will you remove any of this information from the Company's premises; you will immediately return to the Company any confidential information that you may have in your possession, including any copies, regardless of the form or media of such information; and you will not retain any copies of such information and will not assist another in the use, disclosure or copying of such confidential information. In the event that you violate any of the terms of this paragraph, the Company may withhold and/or recover any of the severance benefits paid or agreed to be paid to you pursuant to paragraph 2, without waiving its right to pursue any other legal or equitable remedies, and your entitlement to such benefits shall cease and be forfeited.

          5.   RESTRICTIVE COVENANTS.  As further and essential consideration
               ---------------------
for the benefits to you under this Agreement, you agree that for a period of eighteen (18) months following your execution of this Agreement, you will not, for any reason whatsoever, directly or indirectly, whether as an employee, agent, consultant, independent contractor, owner, partner or otherwise, alone or in association with others:

          a) solicit, contract with, be employed by or otherwise serve any customer or prospective customer of the Company with whom you actually did business and had personal contact during the last thirty-six (36) months of your employment with the Company, for the purpose of obtaining or serving the business of such customer;

          b) advise or recommend to any other person that such person solicit, contract with, be employed by or otherwise serve any customer or prospective customer of the Company with whom you actually did business and had personal contact during the last thirty-six (36) months of your employment with the Company, for the purpose of obtaining or serving the business of such customer;

          c) utilize confidential information as described in paragraph 4, while working for yourself or a competitor of the Company in competition with the Company in the business of cable billing or other services provided by the Company; or

          d) employ, solicit for employment, or advise or recommend to any other person that such person employ or solicit for employment, any person employed by the Company.


CONFIDENTIAL AND PROPRIETARY INFORMATION - FOR USE BY AUTHORIZED EMPLOYEES FOR THE PARTIES HERETO ONLY AND IS NOT FOR GENERAL DISTRIBUTION WITHIN OR OUTSIDE
                          THEIR RESPECTIVE COMPANIES

CSG SYSTEMS, INC.

Mr. George F. Haddix
March 13, 1998
Page 4


          You agree that the Company's area of business is international, and that it is reasonable to restrict your competition as described above in order to protect the Company's legitimate business needs. In the event that you violate any of the terms of this paragraph, the Company may withhold and/or recover any of the severance benefits paid or agreed to be paid to you pursuant to paragraph 2, without waiving its right to pursue any other legal or equitable remedies, and your entitlement to such benefits shall cease and be forfeited. The restrictions contained herein are in addition to those restrictions contained within any separate nondisclosure, trade secrets or non-solicitation agreements which you have signed. You agree that the provisions of any such agreements shall remain in full force and effect, and are not merged into this document.

          6.   VALIDITY AND SEVERABILITY.  Both you and the Company agree that
               -------------------------
we will not seek to defeat, or seek to have declared invalid, any provision of this Agreement. In the event that any part of the covenants set forth in paragraph 5 shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid and unenforceable part had not been included herein. If any provision of such covenants shall be declared by a court of competent jurisdiction to exceed the maximum provisions which the court deems reasonable and enforceable, such provisions shall be deemed to be reformed to that which such court deems reasonable and enforceable. If the court determines that no parts of the covenants are enforceable, then you shall immediately repay to the Company all of the payments you received pursuant to paragraph 2 of this Agreement, and the Company's obligation to make any further payments to you pursuant to such paragraph shall cease.

          In the event that any benefits are forfeited or must be repaid under this Agreement, no interest shall be due on such amounts prior to demand, and the temporary use of such funds shall be deemed to be adequate consideration for all of your remaining obligations under this Agreement, including your waivers and releases.

          If a court finds that any provision of this Agreement is unenforceable, that provision will be severed and the balance of the Agreement will be enforceable; except that if paragraphs 3, 4 or 5 are found to be unenforceable, then this entire Agreement may, at the Company's option, be declared to be null and void, in which case you shall immediately return the severance benefits to the Company.

          7.   NON-DISCLOSURE.  You agree not to disclose the existence or
               --------------
contents of this Agreement, or the benefits provided to you hereunder, unless required by law. This restriction will not apply to disclosure by you to members of your immediate family or to your legal, tax, or financial advisors, provided that you advise them of this provision, and you agree to use your best efforts to protect against any further disclosure by those persons.


CONFIDENTIAL AND PROPRIETARY INFORMATION - FOR USE BY AUTHORIZED EMPLOYEES FOR THE PARTIES HERETO ONLY AND IS NOT FOR GENERAL DISTRIBUTION WITHIN OR OUTSIDE
                          THEIR RESPECTIVE COMPANIES

CSG SYSTEMS, INC.

Mr. George F. Haddix
March 13, 1998
Page 5


          8.   NO REINSTATEMENT.  You agree that by signing this Agreement and
               ----------------
accepting the severance benefits, you are giving up any right that you have or may have to reapply for or be reinstated to employment with the Company; that you will not hereafter seek permanent employment by the Company; and that if you do, the Company's refusal to hire you or its termination of such employment shall be conclusively presumed to be based solely on this Agreement.

          9.   TIME TO CONSIDER AND RIGHT TO REVOKE.  You may, at your option,
               ------------------------------------
before signing this Agreement, consider it for a period of ten (10) days from the day it is presented to you. During that period you should review and discuss it with your attorney. After you sign this Agreement you will have a period of seven (7) days to revoke it by notifying the Company in writing delivered to the
                                                                ---------
Director of Human Resources, in Omaha, Nebraska. This Agreement will not become effective or enforceable until the seven (7) day revocation period expires, and no payments under paragraph 2 shall be required until such period has expired without revocation.

          10.  REFERENCES.  The Company agrees to provide neutral reference
               ----------
responses to inquiries about you from prospective employers. The response will include a verification of past employment, dates of employment and job titles.

          11.  NO ADMISSION.  Neither the payment of any sum of money nor the
               ------------
execution of this Agreement by the Company shall in any way be construed as an admission of any wrongful or unlawful act whatsoever, and the Company specifically disclaims any liability to you, or wrongful or unlawful act against you.

          12.  GOVERNING LAW.  This Agreement will be interpreted and enforced
               -------------
under the laws of the State of Nebraska.

          If this Agreement is acceptable to you, please sign and date the enclosed copy of this Agreement in the space indicated and return it to me.


Sincerely yours,

/s/ John P. Pogge

John P. Pogge


CONFIDENTIAL AND PROPRIETARY INFORMATION - FOR USE BY AUTHORIZED EMPLOYEES FOR THE PARTIES HERETO ONLY AND IS NOT FOR GENERAL DISTRIBUTION WITHIN OR OUTSIDE
                          THEIR RESPECTIVE COMPANIES

CSG SYSTEMS, INC.

Mr. George F. Haddix
March 13, 1998
Page 6


By signing below, I accept this Agreement in its entirety. I acknowledge that I have been encouraged to consult an attorney, have been allowed ten (10) days to consider this Agreement, understand every provision of this Agreement, and execute this Agreement voluntarily and without duress or coercion.


  /s/ George F. Haddix                  Date:  December 31, 1997
----------------------                       ----------------------
George F. Haddix


CONFIDENTIAL AND PROPRIETARY INFORMATION - FOR USE BY AUTHORIZED EMPLOYEES FOR THE PARTIES HERETO ONLY AND IS NOT FOR GENERAL DISTRIBUTION WITHIN OR OUTSIDE
                          THEIR RESPECTIVE COMPANIES